As filed with the U.S. Securities and Exchange Commission on August 28, 2026.

Registration No. 333-298104

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Southport Acquisition Corp. II

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1961063
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8 Bolling Place
Greenwich, CT 06830
Telephone: 917-503-9722
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeb Spencer
Chief Executive Officer and Chief Financial Officer
8 Bolling Place
Greenwich, CT 06830
Telephone: 917-503-9722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff Stuart Neuhauser Anthony Ain Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300	Natalie Bell Bradley Kruger Ogier (Cayman) LLP 89 Nexus Way, Camana Bay, Grand Cayman Cayman Islands KY1-9009 (345) 949-9876	Constantine Karides Anne G. Peetz Reed Smith LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 469-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	300,000
Printing and engraving expenses	25,000
Accounting fees and expenses	80,000
SEC/FINRA expenses	50,000
Travel and road show expenses	10,000
Trustee and transfer agent fees	15,000
NYSE listing fees	85,000
Miscellaneous	235,000
Total	$800,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In July 2026, Southport Acquisition Sponsor II LLC, our sponsor, paid $25,000 to cover certain of our offering costs in exchange for 7,666,667 founder shares (up to 1,000,000 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). As a result, our sponsor paid approximately $0.003 per founder share.

Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 25% of the outstanding ordinary shares after this offering (not including the private placement shares comprising part of the private placement units). Up to 1,000,000 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor and CCM the representative of the underwriters, have committed, pursuant to written agreements, to purchase from us an aggregate of 700,000 private placement units (or up to 730,000 private placement units if the underwriters’ over-allotment option is exercised) at $10.00 per unit (for an aggregate purchase price of $7,000,000 (or up to $7,300,000 if the underwriters’ over-allotment option is exercised) in a private placement that will close simultaneously with the closing of this offering. Of those 700,000 private placement units (or up to 730,000 private placement units if the underwriters’ over-allotment option is exercised), our sponsor has agreed to purchase 500,000 private placement units (whether or not the underwriters’ over-allotment option is exercised) and CCM has agreed to purchase 200,000 private placement units (or up to 230,000 private placement units if the underwriters’ over-allotment option is exercised). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1.1**	Certificate of Incorporation of the Registrant.
3.1.2**	Memorandum of Association of the Registrant.
3.1.3**	Articles of Association of the Registrant.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1**	Form of Specimen Unit Certificate.
4.2**	Form of Specimen Class A Ordinary Share Certificate.
4.3**	Form of Specimen Warrant Certificate (included as part of Exhibit 4.4).
4.4**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1*	Opinion of Ellenoff Grossman & Schole LLP.
5.2*	Opinion of Ogier (Cayman) LLP, Cayman Islands counsel to the Registrant.
10.1**	Form of Letter Agreement among the Registrant, Southport Acquisition Sponsor II LLC and each of the officers and directors of the Registrant.
10.2**	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3**	Form of Registration Rights Agreement among the Registrant, Southport Acquisition Sponsor II LLC and the Holders signatory thereto.
10.4**	Form of Private Placement Units Purchase Agreement between the Registrant and Southport Acquisition Sponsor II LLC.
10.5**	Form of Private Placement Units Purchase Agreement between the Registrant and underwriters.
10.6**	Form of Indemnity Agreement.
10.7**	Promissory Note issued to Southport Acquisition Sponsor II LLC.
10.8**	Securities Subscription Agreement between Southport Acquisition Sponsor II LLC and the Registrant.
10.9**	Form of Administrative Services Agreement.
14.1**	Form of Code of Ethics.
23.1*	Consent of Withum Smith+Brown, PC.
23.2*	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.1).
23.3*	Consent of Ogier (Cayman) LLP (included on Exhibit 5.2).
24.1*	Power of Attorney (included on the signature page of the initial filing).
99.1**	Form of Audit Committee Charter.
99.2**	Form of Compensation Committee Charter.
99.3**	Form of Nominating and Corporate Governance Committee Charter.
99.4*	Consent of Jared Stone to be named as director nominee.
99.5*	Consent of Matthew Hansen to be named as director nominee.
99.6*	Consent of David Winfield to be named as director nominee.
99.7*	Consent of Cathleen Schreiner-Gates to be named as director nominee.
99.8*	Consent of John Aslanian to be named as director nominee.
99.9*	Consent of Robert Katz to be named as director nominee.
107*	Filing Fee Table.

*	Previously filed herewith.
**	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 28th day of August, 2026.

Southport Acquisition Corp. II

By:	/s/ Jeb Spencer
Name:	Jeb Spencer
Title:	Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following person in the capacity and on the date indicated.

Name	Position	Date

/s/ Jeb Spencer	Chief Executive Officer, Chief Financial Officer and Chairman of the Board	August 28, 2026
Jeb Spencer	(Principal executive officer and principal financial officer)

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amended registration statement, solely in its capacity as the duly authorized representative of Southport Acquisition Corp. II, in New York, New York, on the 28th day of August, 2026.

By:	/s/ Jeb Spencer
Name:	Jeb Spencer
Title:	Chief Executive Officer, Chief Financial Officer and Chairman of the Board